Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (Form S-4) and related joint proxy statement/prospectus of La Jolla Pharmaceutical Company and to the inclusion therein of our reports dated March 27, 2009, with respect to the consolidated financial statements of La Jolla Pharmaceutical Company, and the effectiveness of internal control over financial reporting of La Jolla Pharmaceutical Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Diego, CA
January 14, 2010